UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2016

CONSTELLATION BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 High Point Drive, Building 100, Victor, NY 14564
(Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code   (585) 678-7100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers

At a meeting held on June 28, 2016, the Human Resources Committee (the “Committee”) of the Board of Directors of Constellation Brands, Inc. (the “Company”) certified the achievement of the performance measure for the Expansion (as that term is defined in the award agreement) sufficient for recipients of Performance Share Unit Awards, including certain of the Company’s Executive Officers, which were granted on June 26, 2013, July 24, 2013, August 2, 2013, September 30, 2013, or September 30, 2014, to earn the target award level set forth in the recipient’s respective Performance Share Unit Agreement. Each recipient’s awards will vest if the recipient remains in continuous employment with the Company or any of its subsidiaries until July 1, 2016. (1) On that date, each Executive Officer who was the recipient of a Performance Share Unit Award would earn the respective amount of shares of the Company’s Class A Common Stock as constitutes the individual’s target award level pursuant to his respective Performance Share Unit Agreement. The following table sets forth the amounts of shares of the Company’s Class A Common Stock to be earned on July 1, 2016 by those Executive Officers identified below:

Name and Position	Shares Expected to be Earned
Robert Sands, President and Chief Executive Officer	26,200
David Klein, Executive Vice President and Chief Financial Officer	2,950

(1)
The Performance Share Unit Awards can vest at an earlier date upon the death or Disability (as that term is defined in the Performance Share Unit Agreement) of the recipient of the award or in the event of a Change in Control (as that term is defined in the Performance Share Unit Agreement); provided, that, in each such case, the Performance Share Unit Award would vest at each recipient’s respective target level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2016	CONSTELLATION BRANDS, INC.

	By:	/s/ David Klein
David Klein
Executive Vice President and Chief Financial Officer